Countrywide
                               FUND SERVICES, INC.

June 28, 1999

Check Investment Trust
575 Anton Blvd
Costa Mesa, CA 92626

Ladies and Gentlemen:

You have requested my opinion in connection with the registration by Check Investment Trust, an Ohio business trust (the "Trust"), of an indefinite number of shares (the "Shares") of beneficial interest of the Check Investment Trust, authorized by the Trust's Agreement and Declaration of Trust, which has been filed with the Securities and Exchange Commission as an exhibit to the Trust's registration statement on Form N-1A (File No. 333-76827), as amended (the "Registration Statement"), under the Securities Act of 1933 and the Investment Company Act of 1940.

I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Trust, and I have made such inquiries of the officers and representatives of the Trust, as I have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

In such examination, I have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic) and the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to such opinion, I have relied upon the certificates referred to hereinabove. I have assumed, without independent verification, the accuracy of the relevant facts stated therein.

This letter expresses my opinion as to the provisions of the Trust's Agreement and Declaration of Trust and the laws of the State of Ohio applying to business trusts generally, but does not extend to the Ohio Securities Act or to federal securities or other laws.


    312 Walnut Street o Cincinnati, Ohio 45202 o 513.629.2000 o 800.543.8721

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Check Investment Trust
June 28, 1999
Page Two


Based on the foregoing, and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and delivered as described in the Registration Statement, will be fully paid and nonassessable by the Trust.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Tina D. Hosking
Tina D. Hosking
Counsel